Contact:
Francis J. Wiatr
Chairman, President and CEO
(860) 355-7602

July 19, 2006	For Immediate Release

NewMil Bancorp Reports Second Quarter Earnings and Progress toward Merger with Webster Financial;
Announces $0.22 Quarterly Dividend

New Milford, CT—(July 19, 2006) The Board of Directors of NewMil Bancorp, Inc. (NASDAQ/GS:NMIL) today announced results of its second quarter ended June 30, 2006.

Diluted earnings were $0.45 for the second quarter ended June 30, 2006 versus $0.53 for the second quarter ended June 30, 2005. Net income for the quarter was $1.9 million versus $2.2 million for second quarter of 2005.

NewMil’s results for the second quarter of 2006 reflect a change in investment portfolio strategy in preparation for the previously announced merger with Webster Financial Corporation (“Webster”), the absence of any Federal Home Loan Bank of Boston (“FHLBB”) dividend income for the quarter, the challenging interest rate environment affecting the entire banking industry, and from charges incurred in connection with the pending merger with Webster. Merger expenses amounted to $369,000, or $0.06 per share, net of taxes, for the period. Positively impacting the period was a gain of $364,000 arising from the termination of post retirement health care and life insurance benefits.

During the quarter the FHLBB changed its policy for dividend declarations such that the dividend based on net income for the second quarter of 2006 is not expected to be declared until the third quarter of 2006. In the first quarter NewMil recognized dividend income of $132,000, or $0.03 per share, net of taxes, based on average FHLBB shares outstanding of $10.2 million for the quarter. NewMil had average FHLBB shares of $10.6 million for the second quarter.

Net interest income was $6.1 million for the quarter as compared with $6.3 million in the first quarter of 2006 and $6.6 million in the second quarter of 2005. Taxable equivalent net interest income was $6.3 million for the quarter compared with $6.6 million in the first quarter of 2006 and $6.8 million in the second quarter of 2005.

The net interest margin was 3.08% for the quarter compared to 3.19% in the first quarter of 2006 and 3.61% in the second quarter of 2005. The compression in net interest margin was mostly due to the rise in short term rates and the prolonged flatness of the yield curve. NewMil has sought to offset this effect by growing earning assets. During the quarter average earning assets were up $15.1 million over the fourth quarter of 2005 and up $72.3 million over the second quarter of 2005.

Non-interest income was $0.9 million for the quarter, as compared with $1.0 million for the second quarter of 2005 which included a gain of $65,000 from the sale of OREO. Non-interest expense was $4.4 million for the quarter and was substantially unchanged when compared with the prior year period. During the quarter NewMil incurred $369,000 of expenses related to the merger with Webster Bank. The efficiency ratio was 61.5% for the second quarter of 2006.

(Continued)

NewMil’s gross loans increased $17.1 million during the first six months to $514.8 million at June 30, 2006. Asset quality remains strong, as evidenced by nonperforming assets at 18 basis points of total assets at June 30, 2006. Deposits grew $6.5 million during the period to $622.5 million at June 30, 2006.

At June 30, 2006, book value and tangible book value per common share were $12.80 and $10.84, respectively, and tier 1 leverage and total risk-based capital ratios were 7.02% and 13.71%, respectively. Return on average shareholders’ equity was 14.4% for the second quarter of 2006 versus 16.3% for the second quarter of 2005.

Francis J. Wiatr, NewMil’s Chairman, President and CEO noted, “We have made substantial progress during the quarter with our transition plans for the upcoming merger (subject to regulatory and shareholder approval) with Webster, while at the same time continuing to grow our core franchise as evidenced by the increase in both loans and deposits. Our commercial lending business was solid during the quarter and we continued to build market share with this important segment of our business. Recently released statistics by the U.S. Small Business Administration rank NewMil Bank as one of the top originators in the State of Connecticut for 504 loans.

“To support the company’s future growth plan in the greater Danbury area, we opened our drive-up ATM in the “Reserve” (located at One Reserve Road, Danbury, Connecticut), which will be the future home of a branch office as development there proceeds.”

The Board of Directors also announced a quarterly dividend of $0.22 per common share, payable on August 15, 2006 to shareholders of record on July 28, 2006.

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 20 full-service banking offices.

Please also refer to Webster Financial Corporation’s (NYSE: WBS) press release of April 25, 2006, which announced that the Board of Directors of NewMil has entered into a definitive agreement with Webster for Webster to acquire NewMil.

Financial highlights are attached.

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Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.

(Continued)

NewMil Bancorp, Inc
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)
(unaudited)

	Three month		Six month
	period ended		period ended
	June 30		June 30
STATEMENT OF INCOME	2006	2005	2006	2005
Interest and dividend income	$11,464	$9,836	$22,720	$19,115
Interest expense	5,368	3,285	10,340	6,004
Net interest income	6,096	6,551	12,380	13,111
Provision for loan losses	-	-	-	-
Non-interest income
Service fees on deposit accounts	695	741	1,351	1,443
Gains on sales of mortgage loans	47	39	58	91
Gain on sale of OREO	-	65	200	65
Other non-interest income	206	196	404	389
Total non-interest income	948	1,041	2,013	1,988
Non-interest expense
Compensation	2,059	2,441	4,478	4,753
Occupancy and equipment	842	783	1,633	1,570
Postage and telecommunication	162	145	307	278
Professional services, collection & OREO	188	188	370	414
Printing and office supplies	93	113	190	217
Marketing	72	81	139	148
Service bureau EDP	96	97	188	190
Amortization of intangible assets	24	36	49	73
Merger Expense	369	-	369	-
Other	511	536	1,000	1,032
Total non-interest expense	4,416	4,420	8,723	8,675
Income before income taxes	2,762	3,172	5,804	6,424
Provision for income taxes	735	923	1,559	1,940
Net income	$1,893	$2,249	$4,111	$4,484

Per common share
Diluted earnings	$0.45	$0.53	$0.99	$1.04
Basic earnings	0.46	0.53	1.01	1.07
Cash dividends	0.22	0.20	0.44	0.40

Statistical data
Net interest margin, (fully tax equivalent)	3.08%	3.61%	3.13%	3.68%
Efficiency ratio	62.69	58.22	60.61	57.45
Return on average assets	0.88	1.13	0.95	1.16
Return on average common
shareholders’ equity	14.38	16.34	15.60	16.21
Weighted average equivalent
common shares outstanding, diluted	4,177	4,275	4,163	4,298

(Continued)

NewMil Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	June 30,	June 30,	December 31,
	2006	2005	2005
	Unaudited	Unaudited
FINANCIAL CONDITION
Total assets	$864,060	$812,312	$872,991
Loans, net	509,895	490,255	492,763
Allowance for loan losses	4,900	4,981	4,949
Securities	289,256	264,162	322,343
Cash and cash equivalents	27,036	24,091	22,564
Intangible assets	8,044	8,167	8,093
Deposits	622,514	603,577	615,995
Federal Home Loan Bank advances	165,988	128,836	174,266
Repurchase agreements	10,265	12,416	15,491
Long term debt	9,896	9,836	9,866
Shareholders' equity	52,494	54,541	53,016
Non-performing assets	1,571	280	1,590
Deposits
Demand (non-interest bearing)	$79,677	$76,549	$77,383
NOW accounts	77,036	79,316	82,400
Money market	114,505	146,571	146,007
Savings and other	95,266	84,903	88,142
Certificates of deposit	256,030	216,238	222,063
Total deposits	622,514	603,577	615,995

Per common share
Book value	$12.80	$13.18	$12.98
Tangible book value	10.84	11.21	10.99

Statistical data
Non-performing assets to total assets	0.18%	0.03%	0.18%
Allowance for loan losses to total loans	0.95	1.01	0.99
Allowance for loan losses to non-performing loans	311.90	1778.93	311.26
Common shareholders' equity to assets	6.08	6.71	6.07
Tangible common shareholders' equity to assets	5.14	5.71	5.15
Tier 1 leverage capital	7.02	7.14	6.81
Total risk-based capital	13.71	13.12	13.09
Common shares outstanding, net
(period end)	4,101	4,138	4,086

- End -